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                                 EXHIBIT 11.01

                          CONSOLIDATED PRODUCTS, INC.

                       COMPUTATION OF EARNINGS PER SHARE



NET EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 128, "Earnings Per Share". Statement No. 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Under the new requirements for computing basic earnings per share, the dilutive effect of stock options is excluded. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts have been presented, and where necessary, have been restated to conform to the requirements of Statement No. 128.

     Diluted earnings per common and common equivalent share is computed by dividing net earnings by the weighted average number of outstanding and common equivalent shares. Common equivalent shares include shares subject to purchase under stock options.

     Net earnings per common and common equivalent share and weighted average shares and equivalents for the twelve and forty weeks ended July 2, 1997 have been restated to give effect to the five for four stock split declared on December 3, 1997, distributed on December 26, 1997 to shareholders of record on December 15, 1997.

     The following table presents information necessary to calculate net earnings per common and common equivalent share:


                                                        TWELVE                              FORTY
                                                      WEEKS ENDED                        WEEKS ENDED
                                            -----------------------------      ------------------------------
                                               JULY 1,           JULY 2,          JULY 1,           JULY 2,
                                                1998              1997             1998              1997
                                            -----------       -----------      ------------      ------------
   Weighted average shares
      outstanding-Basic                      20,911,894        19,400,674        20,839,243        19,307,655

   Share equivalents                            414,904           307,211           392,837           343,419
                                            -----------       -----------      ------------      ------------
   Weighted average shares and
      equivalents-Diluted                    21,326,798        19,707,885        21,232,080        19,651,074
                                            -----------       -----------      ------------      ------------
                                            -----------       -----------      ------------      ------------
Net earnings:

   Net earnings for basic and diluted
      earnings per share computation        $ 5,322,238       $ 4,555,631      $ 14,120,715      $ 11,588,092
                                            -----------       -----------      ------------      ------------
                                            -----------       -----------      ------------      ------------


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